UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

bBooth, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55314	90-1118043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Hauser Blvd, Suite 210 Los Angeles, California	90036
(Address of principal executive offices)	(Zip Code)

(855) 250-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

To the extent required by Item 1.01 of Form 8-K, the information contained or incorporated in Item 5.02 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective July 12, 2016, our Board approved the execution of a term sheet with Nick Cannon, which sets forth the material terms of our agreement with Mr. Cannon concerning his association and collaboration with us. Nick Cannon is a well-known producer, writer, director, actor, DJ, entrepreneur and acclaimed host of the prime time network TV show America’s Got Talent, among other current popular TV shows. Referred to the ‘Entrepretainer’, Mr. Cannon is the founder of Ncredible Entertainment, a media, marketing and production company, and holds executive level positions at Viacom, where he is the Chairman of TeenNick Network (Nickelodeon), and at RadioShack, where is Chief Creative Officer.

Pursuant to the agreement, Mr. Cannon’s formal title is bBooth Global Brand Ambassador. Mr. Cannon’s role and responsibilities are defined in the term sheet and include, but are not limited to, his adoption and utilization of our bNotifi and bBooth technology platforms across multiple verticals, including Nick Cannon and/or Ncredible branded booths, apps, TV and online shows, video games; talent contests, competitions, rap battles, and spoken word, and other business development initiatives on behalf of our company. In addition, Mr. Cannon’s role and responsibilities include promoting our company and our technology by engaging music artists and celebrity personalities to adopt and/or endorse our technology and through his use of media and news appearances, announcements and events. Furthermore, Mr. Cannon will render advice and counsel to us regarding the entertainment industry. The foregoing initiatives are not inclusive, and therefore are subject to approval in the event of conflicts, if any, under existing studio and network contracts, as well as subject to the mutual agreement of the parties, among other terms and conditions.

The term sheet provides that in exchange for the services set forth above, Mr. Cannon will receive 5,000,000 restricted common shares, subject to a 12-month lock-up, that vest over 3 years. In addition, Mr. Cannon will receive cash compensation equal to 50% of “net revenue” generated through a to-be-formed wholly owned subsidiary “through which mutually approved booth related opportunities will be conducted”.

To help facilitate some of the foregoing mutually approved initiatives, the term sheet provides that we will provide up to $100,000 of recoverable expenses. The term sheet, which contains other terms and conditions, is intended to serve as the basis for the creation of definitive documents to formally memorialize each of the elements of the agreement.

A copy of the executed Term Sheet is furnished with this Form 8-K as Exhibit 10.1, and is incorporated by reference herein. The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the Term Sheet.

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Effective July 15, 2016, our Board approved the appointment of Jeff Clayborne as Chief Financial Officer of our company. Mr. Clayborne is an experienced finance professional with an entrepreneurial spirit and proven record of driving growth and profit for both Fortune 100 as well as start-up companies. He brings with him more than 20 years of experience in all aspects of strategy, finance, business development, negotiation, and accounting.

Mr. Clayborne earned his MBA from University of Southern California, with high honors and began his career as a CPA at McGladrey & Pullen, then KPMG Peat Marwick. He then moved on to senior finance positions at The Walt Disney Company, including Senior Finance Manager at Walt Disney International, where he oversaw financial planning and analysis for the organization in 37 countries. Thereafter, Mr. Clayborne moved on to Universal Music Group where he was Vice President, Head of Finance & Business Development for Fontana, where he managed the financial planning and analysis of the sales and marketing division, and led the business development department. Mr. Clayborne has agreed to accept a nominal cash salary until our company is generating sufficient cash flow as determined by our CEO, and an allocation of 1,500,000 stock options, 100,000 of which vest immediately and the balance of which vest over 3 years. Mr. Clayborne will report to our CEO.

ITEM 7.01	REGULATION FD DISCLOSURE

A copy of our news release dated July 14, 2016 is furnished with this Form 8-K as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

10.1    July 12, 2016 Term Sheet with Nick Cannon

10.2    Form of Option Agreement for Jeff Clayborne

99.1    News release dated: July 14, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2016	bBOOTH, INC.

	By:	/s/ Rory J. Cutaia
	Name:	Rory J. Cutaia
	Title:	Chairman and Chief Executive Officer

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